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                                                                    EXHIBIT 99.1

                                               Marketing Specialists Corporation
                                               490 Turnpike Street
                                               Canton, MA 02021
                                               (Nasdaq/NMS:MKSP)



AT THE COMPANY                      AT THE FINANCIAL RELATIONS BOARD
Gerald Leonard, CEO                 Analyst Info: Michelle Cicoria
Tim Byrd, CFO                       General Info: Paula Schwartz
(781)828-4800                       Media Info: Judith Sylk Siegel
                                    (212)661-8030


FOR IMMEDIATE RELEASE
October 13, 1999


                       MARKETING SPECIALISTS CORPORATION
                      APPOINTS NEW CHIEF FINANCIAL OFFICER

            NATION'S ONLY NATIONAL AND PUBLICLY HELD FOOD BROKERAGE
                      ACQUIRES PAUL INMAN ASSOCIATES, INC.

                JAMES L. MONROE RESIGNS FROM BOARD OF DIRECTORS

     CANTON, MA...OCTOBER 13, 1999 - Marketing Specialists Corporation (Nasdaq/NMS:MKSP) today announced that Timothy M. Byrd, 44, has joined the company as chief financial officer. In his new position, Mr. Byrd replaces Joseph T. Casey, 44, who left the company to pursue personal interests. In his new position, Mr. Byrd will be responsible for all finance, accounting, financial reporting and financial planning functions. Mr. Byrd will be headquartered at the company's Dallas office.

Mr. Byrd's appointment follows the recent merger of Richmont Marketing Specialists Inc., based in Dallas, and Merkert American Corporation, based in Canton, Mass. The merged company, renamed Marketing Specialists Corporation, is the only national and publicly held sales and marketing company in the United States, with some 7,000 associates located in approximately 65 offices situated throughout the country. While maintaining dual headquarters in Dallas and Canton, Marketing Specialists Corporation is consolidating its financial reporting and information systems functions in Dallas.

Mr. Byrd also serves as director of Marketing Specialists Corporation and chief financial officer of Mary Kay Holding Corp., the parent corporation of Mary Kay Inc., one of the world's largest direct selling companies. Previously, he served as chief financial officer of Richmont Marketing Specialists Inc. prior to its merger with Merkert American Corporation. In addition, Mr. Byrd is a partner and officer of Richmont Capital Partners I, L.P., which, through its ownership of other investment entities, is the largest shareholder of Marketing Specialists Corporation.
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Marketing Specialists Corporation
Announces New Chief Financial Officer
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Commenting on Mr. Byrd's appointment, Gerald Leonard, chief executive officer of Marketing Specialists Corporation, said, "Tim's financial expertise and his thorough knowledge of our company and the packaged goods industry will be important assets as the new Marketing Specialists moves forward. Additionally, his proven leadership skills will be invaluable as we continue to expand the sales and marketing services we provide to manufacturers and retailers throughout the United States."

INMAN ACQUISITION

Marketing Specialists Corporation also announced today that it has completed its previously announce acquisition of Paul Inman Associates, Inc., a full-service food brokerage firm with operations throughout Michigan, Indiana, Illinois and Ohio. Based in Detroit, and with branch operations in Grand Rapids, Indianapolis, Fort Wayne, Cincinnati, Toledo, Cleveland and Columbus, Inman's 1998 revenues topped $21 million. The value of the transaction is estimated at $12.2 million, of which $9.8 million was in cash.

Announcing the successful transaction, Leonard stated, "The acquisition of Paul Inman Associates further strengthens our critical mass by expanding our geographic retail coverage in the important East Central region. Inman is the preeminent food broker in the region, and their strong business relationship with Kroger will significantly strengthen Marketing Specialists' ability to win assignments with manufacturers seeking to do business with one of the nation's largest retailers.

"In addition, this acquisition makes strong financial sense because it will significantly enhance our performance in a region that previously was considered 'break even.' Upon completion of the integration, this transaction is expected to contribute an additional $2.5 million of EBITDA (earnings before interest, taxes, depreciation and amortization."

MONROE RESIGNATION

Marketing Specialists Corporation also announced today that James L. Monroe, 40, manager, Monroe & Company, LLC, has resigned from its board of directors.

Monroe & Company, LLC has pending litigation against Marketing Specialist's Corporation, a lawsuit which Marketing Specialists intends to vigorously defend.

Marketing Specialists Corporation (f/k/a Merkert American Corporation) provides outsourced sales, marketing and merchandising services to manufacturers of food and other consumer products. Marketing Specialist's is one of the two largest food brokers in the United States.
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Marketing Specialists Corporation
Announces New Chief Financial Officer
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     To receive Marketing Specialists' (f/k/a Merkert American) latest news release and other corporate documents via FAX at no cost, dial 1.800.PRO.INFO. Use the company's symbol, MKSP. Or visit the company's pages at www.frbinc.com.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Reliance should not be placed on forward-looking statements because they involve unknown risks, uncertainties and other factors, which are, in some cases, beyond the control of Marketing Specialists Corporation (f/k/a Merkert American). Actual events, performance and results could differ materially from the anticipated events, performance or results expressed or implied by such forward-looking statements. The factors which may cause such differences include, among other things, Marketing Specialists Corporation's ability to consummate any of the transactions contemplated by the letters of intent to which Marketing Specialists Corporation is a party; Marketing Specialists Corporation's ability to successfully integrate any future and past acquisitions; principal realignment as a result of the merger or consolidation of the food brokerage industry; the competitive environment; and general economic conditions. For further information, please refer to the company's filings with the Securities and Exchange Commission.